Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Sierra Oncology, Inc. and subsidiaries dated February 27, 2018, appearing in the Annual Report on Form 10-K of Sierra Oncology, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Grand Rapids, MI

November 8, 2018